Exhibit 99

Dollar General Corporation Reports Fourth Quarter and Fiscal Year 2022 Results

Reiterates and Provides Financial Guidance for Fiscal 2023 Full Year

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 16, 2023--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2022 fourth quarter (14 weeks) and fiscal year (53 weeks) ended February 3, 2023 (“fiscal 2022”).

Note: Dollar General's fiscal 2022 full year and fourth quarter results contain an additional, non-comparable week, or the "53rd week”, when compared to the full year and fourth quarter results for the respective 52- and 13-week periods ended January 28, 2022 (“fiscal 2021”), and full year guidance for the 52-week fiscal year ending February 2, 2024 (“fiscal 2023”). By definition, the Company's same-store sales growth calculations do not include the non-comparable 53rd week in the fiscal 2022 periods. Unless stated otherwise, financial metrics discussed in this release, such as net sales, operating income, net income and earnings per share (“EPS”), are calculated in accordance with generally accepted accounting principles (“GAAP”) and therefore include the 53rd week for the applicable fiscal 2022 periods.

  Fourth Quarter Net Sales Increased 17.9%; Fiscal Year Net Sales Increased 10.6%
  Fourth Quarter Same-Store Sales Increased 5.7%; Fiscal Year Same-Store Sales Increased 4.3%
  Fourth Quarter Operating Profit Increased 17.1% to $933.2 Million; Fiscal Year Operating Profit Increased 3.3% to $3.3 Billion
  Fourth Quarter Diluted EPS Increased 15.2%; Fiscal Year Diluted EPS Increased 5.0%
  Annual Cash Flows From Operations of $2.0 Billion
  Board of Directors Declares Increased Quarterly Cash Dividend of $0.59 per share

“Our fourth-quarter sales results were strong, although below our expectations, and we are pleased with continued market share gains in both consumables and non-consumables, as well as continued growth with new and existing customers,” said Jeff Owen, Dollar General’s chief executive officer. “We want to thank our more than 170,000 associates for their commitment to serving our customers, communities, and each other in this challenging economic and operating environment.”

“We made significant progress advancing our operating priorities and strategic initiatives in fiscal 2022, including executing nearly 3,000 real estate projects, completing the rollout of our non-consumables initiative, nearly tripling our pOpshelf store count, more-than-doubling the size of our private tractor fleet, and opening three new distribution centers. As a result, we believe we are well-positioned to continue serving our customers with our unique combination of value and convenience in the communities we call home.”

“Looking ahead, we are excited about our plans for fiscal 2023, which include continued investment in our strategic initiatives and an incremental investment of approximately $100 million in our stores, primarily in incremental labor hours, as we look to build on our sales momentum and capture additional market share by further enhancing store standards and the in-store experience. Building on the investments we made in 2022, and the substantial progress we have made in our supply chain, we believe this incremental investment will yield strong returns as we continue creating long-term sustainable growth and value for our shareholders.”

Fourth Quarter 2022 Highlights

Net sales increased 17.9% to $10.2 billion in the fourth quarter of 2022 compared to $8.7 billion in the fourth quarter of 2021. Net sales for the 53rd week of fiscal 2022 were $678.1 million. The net sales increase was primarily driven by positive sales contributions from new stores and growth in same-store sales, partially offset by the impact of store closures. Same-store sales increased 5.7% compared to the fourth quarter of 2021, driven by an increase in average transaction amount, partially offset by a modest decrease in customer traffic. Same-store sales in the fourth quarter of 2022 included growth in the consumables category, partially offset by declines in each of the apparel, home, and seasonal products categories.

Gross profit as a percentage of net sales was 30.9% in the fourth quarter of 2022 compared to 31.2% in the fourth quarter of 2021, a decrease of 35 basis points. This gross profit rate decrease was primarily attributable to an increased LIFO provision, which was driven by higher product costs; a greater proportion of sales coming from the consumables category, which generally has a lower gross profit rate than other product categories; and increases in inventory shrink, damages and markdowns; partially offset by higher inventory markups and a reduction in transportation costs.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 21.7% in the fourth quarter of 2022 compared to 22.0% in the fourth quarter of 2021, a decrease of 29 basis points. The primary expenses that were a lower percentage of net sales in the current year period were retail occupancy costs, incentive compensation, and retail labor; partially offset by certain expenses that were a greater percentage of net sales in the current year period, primarily utilities.

Operating profit for the fourth quarter of 2022 increased 17.1% to $933.2 million compared to $796.7 million in the fourth quarter of 2021.

The effective income tax rate in the fourth quarter of 2022 was 23.2% compared to 21.2% in the fourth quarter of 2021. This higher effective income tax rate was primarily due to decreased income tax benefits associated with stock-based compensation, and a higher state effective income tax rate compared to 2021.

The Company reported net income of $659.1 million for the fourth quarter of 2022, an increase of 10.3% compared to $597.4 million in the fourth quarter of 2021. Diluted EPS increased 15.2% to $2.96 for the fourth quarter of 2022 compared to diluted EPS of $2.57 in the fourth quarter of 2021.

Fiscal Year 2022 Highlights

Fiscal year 2022 net sales increased 10.6% to $37.8 billion compared to $34.2 billion in fiscal year 2021. Net sales for the 53rd week of fiscal 2022 were $678.1 million. The net sales increase was primarily driven by positive sales contributions from new stores and growth in same-store sales, partially offset by the impact of store closures. Same-store sales increased 4.3% compared to fiscal year 2021, driven by an increase in average transaction amount, partially offset by a modest decline in customer traffic. Same-store sales in the fourth quarter of 2022 included growth in the consumables category, partially offset by declines in each of the apparel, home, and seasonal products categories.

Gross profit as a percentage of net sales was 31.2% in fiscal year 2022, compared to 31.6% in fiscal year 2021, a decrease of 37 basis points. The gross profit rate decrease in 2022 was primarily attributable to an increased LIFO provision, which was driven higher by product costs; a greater proportion of sales coming from the consumables category, which generally has a lower gross profit rate than other product categories; and increases in inventory markdowns, damages and shrink; partially offset by higher inventory markups and an improvement in transportation costs.

SG&A as a percentage of net sales was 22.4% in fiscal year 2022 compared to 22.2% in fiscal year 2021, an increase of 25 basis points. The primary expenses that were a higher percentage of net sales in the current year were utilities, retail labor, and repairs and maintenance; partially offset by certain expenses that were a lower percentage of net sales in the current year, including incentive compensation and retail occupancy costs.

Operating profit for fiscal year 2022 increased 3.3% to $3.3 billion compared to $3.2 billion in fiscal year 2021.

The effective income tax rate in fiscal year 2022 was 22.5% compared to 21.7% in fiscal year 2021. This higher effective income tax rate was primarily due to decreased income tax benefits associated with stock-based compensation compared to 2021.

The Company reported net income of $2.4 billion for fiscal year 2022, an increase of 0.7% compared to $2.4 billion in fiscal year 2021. Diluted EPS increased 5.0% to $10.68 for fiscal year 2022 compared to diluted EPS of $10.17 in fiscal year 2021. The increase in diluted EPS includes an estimated impact of the 53rd week of approximately four percentage points.

Merchandise Inventories

As of February 3, 2023, total merchandise inventories, at cost, were $6.8 billion compared to $5.6 billion as of January 28, 2022, an increase of 14.3% on a per-store basis. This increase primarily reflects the impact of product cost inflation and a greater mix of higher-value products, particularly in the Home and Seasonal categories, primarily due to the continued rollout of the Company’s non-consumables initiative, as well as the earlier receipt of seasonal goods.

Capital Expenditures

Total additions to property and equipment in fiscal year 2022 were $1.6 billion, including approximately: $589 million for improvements, upgrades, remodels and relocations of existing stores; $443 million for distribution and transportation-related projects; $373 million related to store facilities, primarily for leasehold improvements, fixtures and equipment in new stores; and $62 million for information systems upgrades and technology-related projects. During fiscal year 2022, the Company opened 1,039 new stores, remodeled 1,795 stores, and relocated 127 stores.

Share Repurchases

In fiscal year 2022, the Company repurchased $2.7 billion of its common stock, or 11.6 million shares, at an average price of $236.02 per share, under its share repurchase program. The total remaining authorization for future repurchases was $1.4 billion at the end of fiscal year 2022. Under the authorization, repurchases may be made from time to time in open market transactions, including pursuant to trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or in privately negotiated transactions. The timing, manner and number of shares repurchased will depend on a variety of factors, including price, market conditions, compliance with the covenants and restrictions under the Company’s debt agreements and other factors. The authorization has no expiration date.

Dividend

On March 15, 2023, the Company’s Board of Directors declared an increased quarterly cash dividend of $0.59 per share on the Company’s common stock, payable on or before April 25, 2023 to shareholders of record on April 11, 2023. While the Board of Directors currently intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2023 Financial Guidance and Store Growth Outlook

The Company previously provided preliminary expectations for same-store sales growth and Diluted EPS growth in its press release on February 23, 2023. The Company is reiterating those expectations, as well as providing additional financial guidance, and currently expects the following for fiscal 2023:

  Net sales growth in the range of approximately 5.5% to 6%, including an anticipated negative impact of approximately two percentage points due to lapping the fiscal 2022 53rd week
  Same-store sales growth in the range of 3.0% to 3.5%
  Diluted EPS growth in the range of approximately 4% to 6%, including anticipated negative impacts of the following:
    approximately three percentage points due to higher interest expense in fiscal 2023, and approximately four percentage points due to lapping the fiscal 2022 53rd week
  This Diluted EPS guidance assumes an effective tax rate in the range of approximately 22.5% to 23.0%
  Share repurchases of approximately $500 million
  Capital expenditures, including those related to investments in the Company’s strategic initiatives, in the range of $1.8 billion to $1.9 billion

The Company is also reiterating its plans to execute 3,170 real estate projects in fiscal 2023, including 1,050 new store openings, 2,000 remodels, and 120 store relocations.

“Our fiscal 2023 full-year outlook reflects our confidence in the business, even in a potentially challenging economic and operating environment,” said John Garratt, Dollar General’s president and chief financial officer. “While we anticipate the first half of fiscal 2023 to be negatively impacted by ongoing sales mix pressures, higher shrink levels, increased damages, and higher interest expense, we are confident in our full-year plans.”

“Our outlook for the year includes strong sales and operating profit, while also providing for investments intended to drive long-term sustainable growth. We continue to be disciplined in managing expenses and capital, while delivering on our financial priorities to drive profitable same-store sales growth, healthy new-store returns, and long-term shareholder value.”

Conference Call Information

The Company will hold a conference call on March 16, 2023 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Jeff Owen, chief executive officer, and John Garratt, president and chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13735652. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through April 13, 2023, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13735652.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans and intentions including, but not limited to, statements made within the quotations of Messrs. Owen and Garratt, and in the sections entitled “Share Repurchases,” “Dividend,” and “Fiscal Year 2023 Financial Guidance and Store Growth Outlook.” A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “can,” “believe,” “anticipate,” “plan,” “project,” “expect,” “estimate,” “target,” “forecast,” “predict,” “position,” “assume,” “opportunities,” “intend,” “continue,” “future,” “beyond,” “ongoing,” “potential,” “long-term,” “guidance,” “goal,” “outcome,” “uncertainty,” “look to,” “move ahead,” “looking ahead,” “subject to,” “committed,” “confident,” “focus on,” or “likely to,” and similar expressions that concern the Company’s strategies, plans, initiatives, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic factors, including but not limited to employment levels; inflation (and the company’s ability to adjust prices sufficiently to offset the effect); pandemics (such as the COVID-19 pandemic); higher fuel, energy, healthcare and housing costs; higher interest rates, consumer debt levels, and tax rates; lack of available credit; tax law changes that negatively affect credits and refunds; decreases in, or elimination of, government stimulus programs or subsidies such as unemployment and food/nutrition assistance programs; commodity rates; transportation, lease and insurance costs; wage rates (including the heightened possibility of increased federal, state and/or local minimum wage rates); foreign exchange rate fluctuations; events that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations and their effect on, as applicable, customer spending and disposable income, the company’s ability to execute its strategies and initiatives, the company’s cost of goods sold, the company’s SG&A expenses (including real estate costs), and the company’s sales and profitability;
  failure to achieve or sustain the company’s strategies, initiatives and investments, including those relating to merchandising (including non-consumable initiatives), real estate and new store development, international expansion, store formats and concepts, digital, marketing, health services, shrink, damages, sourcing, private brand, inventory management, supply chain, private fleet, store operations, expense reduction, technology, pOpshelf, Fast Track, and DG Media Network;
  competitive pressures and changes in the competitive environment and the geographic and product markets where the company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, and alliances or other business combinations;
  failure to timely and cost-effectively execute the company’s real estate projects or to anticipate or successfully address the challenges imposed by the company’s expansion, including into new countries or domestic markets, states, or urban or suburban areas;
  levels of inventory shrinkage and damages;
  failure to successfully manage inventory balances, issues related to supply chain disruptions, seasonal buying pattern disruptions, and distribution network capacity;
  failure to maintain the security of the company’s business, customer, employee or vendor information or to comply with privacy laws, or the company or one of its vendors falling victim to a cyberattack (which risk is heightened as a result of political uncertainty involving China and the current conflict between Russia and Ukraine) that prevents the company from operating all or a portion of its business;
  damage or interruption to the company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the company’s existing technology or developing or implementing new technology;
  a significant disruption to the company’s distribution network, the capacity of the company’s distribution centers or the timely receipt of inventory, or delays in constructing, opening or staffing new distribution centers (including temperature-controlled distribution centers);
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade (for example, political uncertainty involving China and disruptive political events such as the current conflict between Russia and Ukraine);
  natural disasters, unusual or extreme weather conditions (whether or not caused by climate change), pandemic outbreaks or other health crises (for example, the COVID-19 pandemic), political or civil unrest, acts of war, violence or terrorism, and disruptive global political events (for example, political uncertainty involving China and the current conflict between Russia and Ukraine);
  product liability, product recall or other product safety or labeling claims;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  failure to attract, develop and retain qualified employees while controlling labor costs (including the heightened possibility of increased federal, state and/or local minimum wage rates/salary levels) and other labor issues, including employee safety issues and employee expectations and productivity;
  loss of key personnel or inability to hire additional qualified personnel or inability to enforce non-compete agreements that we have in place with management personnel;
  risks associated with the Company’s private brands, including, but not limited to, the company’s level of success in improving their gross profit rate at expected levels;
  seasonality of the company’s business;
  failure to protect the company’s reputation;
  the impact of changes in or noncompliance with governmental regulations and requirements (including, but not limited to, those dealing with the sale of products, including without limitation, product and food safety, marketing, labeling or pricing; information security and privacy; labor and employment; employee wages and benefits (including the heightened possibility of increased federal, state and/or local minimum wage rates/salary levels); health and safety; imports and customs; bribery; climate change; and environmental compliance, as well as tax laws (including those related to the federal, state or foreign corporate tax rate), the interpretation of existing tax laws, or the company’s failure to sustain its reporting positions negatively affecting the company’s tax rate and developments in or outcomes of private actions, class actions, derivative actions, multi-district litigation, arbitrations, administrative proceedings, regulatory actions or other litigation or of inquiries from federal, state and local agencies, regulatory authorities, attorneys general, committees, subcommittees and members of the U.S. Congress, and other local, state, federal and international governmental authorities;
  new accounting guidance or changes in the interpretation or application of existing guidance;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate increases, or changes in the company’s credit profile;
  the factors disclosed under “Risk Factors” in the company’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements as a result of new information, future events or circumstances, or otherwise, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation

Dollar General Corporation (NYSE: DG) is proud to serve as America’s neighborhood general store. Founded in 1939, Dollar General lives its mission of Serving Others every day by providing access to affordable products and services for its customers, career opportunities for its employees, and literacy and education support for its hometown communities. As of March 3, 2023, the company’s 19,147 Dollar General, DG Market, DGX and pOpshelf stores across the United States and Mi Súper Dollar General stores in Mexico provide everyday essentials including food, health and wellness products, cleaning and laundry supplies, self-care and beauty items, and seasonal décor from our high-quality private brands alongside many of the world’s most trusted brands such as Coca Cola, PepsiCo/Frito-Lay, General Mills, Hershey, J.M. Smucker, Kraft, Mars, Nestlé, Procter & Gamble and Unilever. Learn more at DollarGeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	February 3	January 28
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$381,576	$344,829
Merchandise inventories	6,760,733	5,614,325
Income taxes receivable	135,775	97,394
Prepaid expenses and other current assets	302,925	247,295
Total current assets	7,581,009	6,303,843
Net property and equipment	5,236,309	4,346,127
Operating lease assets	10,670,014	10,092,930
Goodwill	4,338,589	4,338,589
Other intangible assets, net	1,199,700	1,199,750
Other assets, net	57,746	46,132
Total assets	$29,083,367	$26,327,371

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of operating lease liabilities	$1,288,939	$1,183,559
Accounts payable	3,552,991	3,738,604
Accrued expenses and other	1,036,919	1,049,139
Income taxes payable	8,919	8,055
Total current liabilities	5,887,768	5,979,357
Long-term obligations	7,009,399	4,172,068
Long-term operating lease liabilities	9,362,761	8,890,709
Deferred income taxes	1,060,906	825,254
Other liabilities	220,761	197,997
Total liabilities	23,541,595	20,065,385

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-
Common stock	191,718	201,265
Additional paid-in capital	3,693,871	3,587,914
Retained earnings	1,656,140	2,473,999
Accumulated other comprehensive loss	43	(1,192)
Total shareholders' equity	5,541,772	6,261,986
Total liabilities and shareholders' equity	$29,083,367	$26,327,371

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	(14 Weeks)		(13 Weeks)
	February 3	% of Net	January 28	% of Net
	2023	Sales	2022	Sales
Net sales	$10,202,907	100.00%	$8,651,448	100.00%
Cost of goods sold	7,054,590	69.14	5,951,208	68.79
Gross profit	3,148,317	30.86	2,700,240	31.21
Selling, general and administrative expenses	2,215,143	21.71	1,903,571	22.00
Operating profit	933,174	9.15	796,669	9.21
Interest expense	74,818	0.73	38,506	0.45
Income before income taxes	858,356	8.41	758,163	8.76
Income tax expense	199,221	1.95	160,730	1.86
Net income	$659,135	6.46%	$597,433	6.91%

Earnings per share:
Basic	$2.97		$2.59
Diluted	$2.96		$2.57
Weighted average shares outstanding:
Basic	221,564		231,079
Diluted	222,702		232,513

	For the Year Ended
	(53 Weeks)		(52 Weeks)
	February 3	% of Net	January 28	% of Net
	2023	Sales	2022	Sales
Net sales	$37,844,863	100.00%	$34,220,449	100.00%
Cost of goods sold	26,024,765	68.77	23,407,443	68.40
Gross profit	11,820,098	31.23	10,813,006	31.60
Selling, general and administrative expenses	8,491,796	22.44	7,592,331	22.19
Operating profit	3,328,302	8.79	3,220,675	9.41
Interest expense	211,273	0.56	157,526	0.46
Other (income) expense	415	0.00	-	0.00
Income before income taxes	3,116,614	8.24	3,063,149	8.95
Income tax expense	700,625	1.85	663,917	1.94
Net income	$2,415,989	6.38%	$2,399,232	7.01%

Earnings per share:
Basic	$10.73		$10.24
Diluted	$10.68		$10.17
Weighted average shares outstanding:
Basic	225,148		234,261
Diluted	226,297		235,812

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Year Ended
	(53 Weeks)	(52 Weeks)
	February 3	January 28
	2023	2022
Cash flows from operating activities:
Net income	$2,415,989	$2,399,232
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization	724,877	641,316
Deferred income taxes	235,299	114,359
Noncash share-based compensation	72,712	78,178
Other noncash (gains) and losses	530,530	191,040
Change in operating assets and liabilities:
Merchandise inventories	(1,665,352)	(550,114)
Prepaid expenses and other current assets	(65,102)	(47,471)
Accounts payable	(194,722)	98,735
Accrued expenses and other liabilities	(25,409)	(37,328)
Income taxes	(37,517)	(14,642)
Other	(6,750)	(7,494)
Net cash provided by (used in) operating activities	1,984,555	2,865,811

Cash flows from investing activities:
Purchases of property and equipment	(1,560,582)	(1,070,460)
Proceeds from sales of property and equipment	5,236	4,903
Net cash provided by (used in) investing activities	(1,555,346)	(1,065,557)

Cash flows from financing activities:
Issuance of long-term obligations	2,296,053	-
Repayments of long-term obligations	(911,330)	(6,402)
Net increase (decrease) in commercial paper outstanding	1,447,600	54,300
Costs associated with issuance of debt	(16,925)	(2,268)
Repurchases of common stock	(2,748,014)	(2,549,669)
Payments of cash dividends	(493,726)	(392,188)
Other equity and related transactions	33,880	64,225
Net cash provided by (used in) financing activities	(392,462)	(2,832,002)

Net increase (decrease) in cash and cash equivalents	36,747	(1,031,748)
Cash and cash equivalents, beginning of period	344,829	1,376,577
Cash and cash equivalents, end of period	$381,576	$344,829

Supplemental cash flow information:
Cash paid for:
Interest	$195,312	$159,803
Income taxes	$500,814	$568,267
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$1,836,718	$1,778,564
Purchases of property and equipment awaiting processing for payment,
included in Accounts payable	$150,694	$143,589

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	(14 Weeks)	(13 Weeks)
	February 3	January 28
	2023	2022	% Change
Consumables	$8,054,072	$6,562,770	22.7%
Seasonal	1,191,702	1,127,600	5.7%
Home products	658,398	638,753	3.1%
Apparel	298,735	322,325	-7.3%
Net sales	$10,202,907	$8,651,448	17.9%

	For the Year Ended
	(53 Weeks)	(52 Weeks)
	February 3	January 28
	2023	2022	% Change
Consumables	$30,155,218	$26,258,605	14.8%
Seasonal	4,182,815	4,182,165	0.0%
Home products	2,332,411	2,322,367	0.4%
Apparel	1,174,419	1,457,312	-19.4%
Net sales	$37,844,863	$34,220,449	10.6%

Store Activity

		For the Year Ended
		(53 Weeks)	(52 Weeks)
		February 3	January 28
		2023	2022

Beginning store count		18,130	17,177
New store openings		1,039	1,050
Store closings		(65)	(97)
Net new stores		974	953
Ending store count		19,104	18,130
Total selling square footage (000's)		142,987	134,532
Growth rate (square footage)		6.3%	5.9%

Contacts

Investor Contact:
Kevin Walker (615) 855-4954

Media Contacts:
Jennifer Moreau (877) 944-3477
Crystal Luce (615) 855-5210